EXHIBIT 10.02

                  BUSINESS CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT, made as of this 1st day of June, 1996, by and between Ephraim Group, 6044 Glendale Dr., Boca Raton, Florida 33433 , (hereinafter referred to as "Consultant"), and Wasatch Pharmaceutical Inc., ("WAPM"), 714 East 7200 South, Midvale, UT, 84047, a Utah corporation, (hereinafter referred to as "Company"),

                            WITNESSETH
                             RECITALS

WHEREAS, the Company desires to obtain consulting services in the field of health care, public markets and investor public relations and;

WHEREAS, the Company desires to obtain the benefit of the services
Consultant as a financial and business advisor and consultant and in connection with its business operations, development of products and markets, joint ventures, mergers, acquisitions or other business and finance transaction of a similar nature; and

WHEREAS, the is engaged in the development of Skin Fresh methodology for the treatment of cystic acne, eczema, psoriasis, contact dermatitis, and other less serious skin disorders, and;

     WHEREAS, the Company is seeking to become a public company, and;

     WHEREAS, Consultant desires to render such services to the Company;

     WHEREAS, Consultant is experienced in the field of health care, any investor public relations and is well acquainted with security and investment analysts who concentrate on small emerging growth companies;

     NOW THEREFORE, in consideration of the premises the mutual promises and covenants as herein contained, the parties, (WAPM and Ephraim), have agreed as follows:

CONDITIONS


1.   SERVICES

The services to be rendered by Consultant shall consist of financial and business advice to the Company which shall include, but not be limited to the following:

     (a) Assisting in securing market makers and listing on recognized securities markets in the United States including the NASD Bulletin Board, NASDAQ and other national securities exchanges.

     (b) Promoting the interests of the Company and its products and assisting in widening the shareholder base of the Company.

     (c) Assisting in securing treasury funding including private and public offerings for the Company in order to finance its business plans.

     (d) Locating opportunities for mergers, acquisitions, joint ventures, and other similar business ventures involving the Company.

     (e) Locating potential business opportunities and expansion of the Company's markets in the United States.

     Consultant shall have the sole discretion as to the, manner, and place in which said advice shall be given, and shall at no time be under any obligation whatsoever to render a written opinion or report in connection with any advice it may give to the Company. Consultant shall devote to the Company such time as Consultant may deem necessary, and that amount of time reasonably requested by the Company, and shall not by this agreement be prevented or barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever for or on behalf of persons, firms, or corporations other than the Company, except persons, firms, or corporations that compete with the Company, unless the Consultant receives prior written approval by the Company.

2.   TERM

     This Agreement shall remain in full force and effect for an initial period of twenty-four(24) months from the date hereof with an option to extend the terms and conditions hereof for an additional six (6) months upon written notice by WAPM to EPHRAIM at least ten (10) business days prior to the end of the initial twenty-four (24) months at the address first written hereinabove. This agreement will not be exclusive to or from either party.

3.   COMPENSATION

     (a) In consideration of the services to be performed by EPHRAIM for WAPM, and by way of full compensation to EPHRAIM, WAPM agrees to issue in the name of EPHRAIM options to purchase WAPM common shares in the amount and prices listed below:

     200,000 WAPM shares at $0.75 per share
     200,000 WAPM shares at $1.50 per share

     WAPM further agrees to register with the Securities and Company Exchange Commission all stocks, options and their underlying common stocks, as soon as WAPM is cleared for trading by the NASD. WAPM form will file with the SEC the appropriate registration statement to cover shares to be purchased in stages or as a group at EPHRAIM's sole option. These options will remain execrable for a period of three (3) years.

     (b) The Company, as compensation to Consultant for Services shall pay to the Consultant a monthly retainer of $3,000.00 per month and communication expenses not to exceed $1,000.00 per month unless the Consultant receives prior written permission from the Company. The Company shall not be required to otherwise reimburse consultant for any out-of-pocket disbursements and expenses that it may reasonably incur in connection with Services rendered.

     (c) 400,000 144 shares in WAPM stock at a cost base of $.01 per share. To be issued prior to WAPM stock trading on an exchange.

4.   RELATIONSHIP OF PARTIES

     (a) EPHRAIM , which shall include all of its employees, is an independent contractor and not an employee of WAPM, and as such no employer/employee directly relationship has been created by this agreement, and all documents or items to be released by EPHRAIM shall first be approved by WAPM and WAPM legal counsel. EPHRAIM assumes no liability for the statements contained in any press releases which had been previously approved by WAPM. EPHRAIM will report the shares received hereunder as compensation due under this Agreement and will advise WAPM as to the value of those shares and shall pay any applicable taxes thereon.

     (b) WAPM agrees to indemnify and hold harmless EPHRAIM for misstatements in all literature released or distributed by EPHRAIM provided WAPM previously approved same prior to their release.

5.   CONFIDENTIALITY.

     EPHRAIM agrees not to disclose any WAPM Confidential Information and to take all reasonable precautions to prevent unauthorized dissemination of any Confidential Information gained during and after this Agreement. EPHRAIM agrees not to use any WAPM Confidential Information for its own benefit of for the benefit of anyone other than WAPM. WAPM Confidential Information means information relating to the research, development, products, methods of manufacture, trade secrets, business plans, customers, finances, and personnel data related to the business affairs of WAPM. Confidential Information does not include any information: (a) which EPHRAIM knew before WAPM disclosed it;
(b) which has become publicly known through no wrongful act of EPHRAIM; or which EPHRAIM developed independently as evidenced independently as evidenced by appropriate documentation.

6.   NON-COMPETITION

     To induce the Company to enter into this Agreement, Consultant hereby covenants and agrees to the terms and conditions of the restrictive covenants set forth herein which are included to prevent the appropriation by Consultant of the value inherent in the Company's business.

     (a) Consultant covenants and agrees that during the term of this Agreement Consultant shall not or indirectly for his own account or either, as agent, servant, or employee, or as a shareholder of any corporation or member of any firm, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation, or control of any individual, entity, or business that conducts a business that is now directly or indirectly in competition with the Company.

7.   NON-SALE PROVISION.

     The parties hereto, (WAPM and EPHRAIM), hereby represent to the other that the services contracted for and to be rendered hereunder do not involve, or are not in any way, connected to the offer or sale of securities in any capital raising transaction.

8.   GOVERNING LAWS.

     This Agreement shall be interpreted and governed by the laws of the state of Florida.

9.   NOTICES.

     All notices to be delivered hereunder shall be deemed given if addressed to the parties at the addresses first set forth above.

10.  TERMINATION.

     (a) Termination shall occur at the conclusion of the time specified above, or in the event this Agreement or performance hereunder shall contravene public policy, or constitute a material violation of any law or regulation of any federal or state government agency, or either party becomes insolvent, or is adjucated bankrupted, or seeks the protection of any provision of the National Bankruptcy Act, or either party is enjoined, or consents to, any order relating to any violation of any state or federal securities law, then this Agreement shall be terminated, and be deemed null and void upon such termination; neither party shall be obligated hereunder and neither party shall have any further liability to the other.

     (b) Either party may terminate this Agreement upon breach by the other party of any material provisions of this Agreement.

11.  ARBITRATION

     Any controversy or claim arising out of or related to this Agreement shall be settled by arbitration in accordance with the rules and under the auspices of the American Arbitration Association: and any arbitration shall be conducted in the Palm Beach County, Florida. Any findings of the arbitration will be final and enforceable in state and or federal court.

12.       RESIDENCY

     EPHRAIM GROUP anticipates incorporation in the state of Florida.

13.  ENTIRE AGREEMENT; MODIFICATION.

     (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, understandings, agreements, arrangements, and understandings, both oral and written, among the parties hereto with respect to such subject matter.

     (b)  AMENDMENT

     This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the parties hereto.

     (c)    WAIVERS AND REMEDIES

     The waiver by any of the parties hereto of any other party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any of the parties hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

     (d)    SEVERABILITY

     The invalidity of any one or more of the words, phrases, sentences, clauses, sections, or subsections contained in the Agreement shall not effect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections, or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

14.  COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, all of which together shall constitute only one Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused these presents to be signed and their respective seals to be hereunto affixed the day and year above written.


AGREED AND ACCEPTED THIS  1st DAY OF JUNE, 1996.

WASATCH PHARMACEUTICAL, INC.

/S/ Gary Heesch
President, Chief Executive & Director

EPHRAIM GROUP

/S/ Ray M. Bishop
President, Chief Executive & Director

                  ADDENDUM TO AGREEMENT BETWEEN
          EPHRAIM GROUP AND WASATCH PHARMACEUTICAL, INC.
                        DATED JULY 1, 1996

     It is agreed between the parties that monthly payments for consulting fees as outlined in the agreement shall be considered an advance against future earnings from the sale of Wasatch Pharmaceutical stock to be paid back to Wasatch no later than three years from the date of this agreement. If the business of Wasatch is not successful and this lack of performance keep the market value of the stock below $5 per share for at least one year of the three years, or if Wasatch files for bankruptcy, then Ephraim Group has no obligation to repay the consulting fees. Payments for consulting and expenses will be paid to Ephraim Group monthly if funds are available. If funds are not available, then the obligation will accrue and will be paid current as soon as funds are available.

     It is agreed and understood by both parties, that the 144 stock issued to Ray Bishop and Jim Miller for services rendered shall be held for a period of two years, and that this holding period shall, in no way, be circumvented by any means available within the laws of the SEC unless written permission is granted by authorized officers of Wasatch Pharmaceutical, Inc.

     By receiving shares from Wasatch Pharmaceutical, Inc., Ephraim Group and its principles James Miller and Ray Bishop agree to provide sufficient market makers to qualify for trading on NASDAQ; and further agree to protect the integrity of Wasatch securities,, and its reputation within the securities industry, to operate within the SEC rules and regulations, to not misrepresent the company, and to honor all other responsibilities as already outlined in the full agreement. Failure to perform these functions, to the best of their ability, shall cause all stocks issued in their name to be returned to Wasatch Pharmaceutical, Inc. Both parties agree that such action shall be determined by a nationally recognized arbitration mediator selected by Wasatch Pharmaceutical, Inc., with which there has been no prior business contacts made.

     Under the COMPENSATION section on page 3 of the contract, the options are changed as follows:

     400,000 WAPM shares at $.25 per share
     400,000 WAPM shares at $.50 per share
     400,000 WAPM shares at $.625 per share

     This ADDENDUM is agreed and accepted by the parties signing below.

WASATCH PHARMACEUTICAL, INC.              EPHRAIM GROUP


/S/ Gary V. Heesch, President             /S/ Ray M. Bishop, President